Exhibit 10.40

September 18, 2003

Ms. Marianne Jackson

Dear Marianne:

This will confirm our agreement concerning the termination of your employment with Palm, Inc. (referred to in this letter as “Palm” or the “Company”).

Your employment as an officer and as the Senior Vice President, Human Resources of Palm will terminate, effective November 1, 2003, or the date the Handspring acquisition closes, whichever is earlier (the “Effective Date”). You agree in the interim to assist in increasing communication to Palm employees concerning the Handspring acquisition, in shepherding the completion of human resources initiatives necessary to the integration of the two companies, and in such other matters as I may reasonably request, not in any case to exceed an aggregate time commitment of twenty (20) hours per week. You have also agreed to introduce me to Gary Berger of ISR. Finally, you have agreed to meet with Tricia Tomlinson at an appropriate and mutually convenient time to transition your responsibilities, and to share all information regarding the current status of your efforts on behalf of Palm. The foregoing obligations are collectively referred to as the “Interim Obligations.” You may work from home during this period, though I expect you to visit the office as is necessary to perform the Interim Obligations.

From the date hereof through and including the Effective Date, you will be compensated at your current base rate of pay, less all applicable state and federal payroll taxes, payable on ordinary Company payroll dates in accordance with Company policies and procedures. On the Effective Date, or on the eighth day following your execution of this letter agreement, whichever is later (the “Payment Date”), you will receive a lump sum payment in the amount of one hundred percent (100%) of your annual base salary, or $275,000, less all applicable state and federal payroll taxes. In addition, provided you remain with the Company through the Effective Date and satisfy your Interim Obligations, you will receive an additional lump sum payment on the Payment Date in the amount of $187,000, less all applicable state and federal payroll taxes, which represents your bonus at target for the 18-month period commencing June 1, 2002, less the amount of $19,250 already paid to you. Palm will also provide you executive outplacement services, to be supplied by a provider of your choice for a period not to exceed six (6) months from the Effective Date and at a cost not to exceed Ten Thousand Dollars ($10,000).

Ms. Marianne Jackson

September 18, 2003

On the Effective Date you will receive payment of your accrued but unused paid time off through the Effective Date and, following your submission of proper expense reports, the total unreimbursed amount of all expenses incurred by you in connection with your employment with Palm that are reimbursable in accordance with the Company’s policies. On the Effective Date, you agree to return any and all property of Palm, including all tangible property and equipment and all notes, memos, correspondence, computer-recorded information and any other embodiment or reproduction (in whole or in part) of any Company confidential or proprietary information.

Any shares covered by Company stock options granted to you that are unvested and unexpired on the Effective Date, except for options that vest solely upon the achievement of a performance objective or objectives or options that have their vesting accelerate upon the achievement of a performance objective or objectives, will become fully vested and exercisable on the Effective Date if the shares otherwise would have vested (solely by virtue of your continued employment with the Company and not, directly or indirectly, due to a change of control of the Company) during the one-year period commencing on the Effective Date. All other unvested options will be forfeited on the Effective Date. In addition, fifty percent of any shares of stock that you have purchased from the Company that remain subject to a right of repurchase on the Effective Date will vest on the Effective Date and the Company’s right of repurchase will terminate on that date, except for shares that vest and have the Company’s right of repurchase terminate solely upon the achievement of a performance objective or objectives or shares that have their vesting accelerate and have the Company’s right of repurchase terminate upon the achievement of a performance objective or objectives.

The Company will pay the premiums otherwise payable by you and your eligible dependents for health, dental and vision benefits coverage during the one-year period beginning on the Effective Date, provided you elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed under COBRA. After the one-year period, you will be responsible for the payment of any COBRA premiums. The Company will not reimburse you for any taxable income imputed to you because the Company has paid your COBRA premiums or those of your eligible dependents.

For a period of twelve (12) months from the date hereof, and provided this agreement has not been revoked, neither Palm nor any of its officers, directors or employees will: (1) disparage you, directly or indirectly, to any person, including prospective employers, in providing formal or informal employment references; (2) make any public statement or statements to analysts or the press concerning you (except to the effect that, in order to effect full integration of the management teams of Palm and Handspring and to insure retention of Handspring employees, Tricia Tomlinson was selected to fill the SVP, Human Resources position, and your relationship with the Company was terminated on mutually agreeable terms, or as otherwise required by law), without in each case obtaining approval from you.

For a period of twelve (12) months from the date hereof, and provided this agreement has not been revoked, you will not directly or indirectly disparage the Company, its business,

Ms. Marianne Jackson

September 18, 2003

products, services, officers or employees, or make any public statement or statements to analysts or the press concerning Palm, its business, prospects, products, services or employees (except to the effect that, in order to effect full integration of the management teams of Palm and Handspring and to insure retention of Handspring employees, Tricia Tomlinson was selected to fill the SVP, Human Resources position, and your relationship with the Company was terminated on mutually agreeable terms, or as otherwise required by law), without in each case first obtaining written approval from Palm.

You hereby acknowledge and agree that, except as provided by this agreement, no further, additional or other sums, benefits or consideration are due and owing, or will hereafter become due and owing, to you in consideration of your employment with Palm.

You further acknowledge that the Palm, Inc. Employee Agreement, between you and Palm, dated February 4, 2002, imposes obligations on you that survive the termination of your employment, and you hereby agree to honor such obligations.

Except with respect to the obligations created by, acknowledged by, or arising out of this agreement, you, on behalf of yourself, your heirs, administrators, representatives, executors, successors and assigns, and each of them, hereby release Palm, its current and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns, and each of them (the “Palm Released Parties”) of and from any and all claims, actions and causes of action, whether now known or unknown, which you now have, ever had, or shall or may hereafter have against the Palm Released Parties, or any of them, based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date you sign this letter agreement, including, but not limited to, any claims arising from or related to your employment with the Company or the termination of that employment, and any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or discrimination due to national origin, race, religion, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act or any other applicable law. The foregoing release shall not extend to any right of indemnification you have or may have for liabilities arising from your actions within the course and scope of your employment for the Company.

In connection with the foregoing general release, you acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California, which provides in full as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits that you have or may have under Section 1542 with respect to the release of unknown claims granted in this agreement. You acknowledge that you or your agents may hereafter discover facts or claims in addition to or

Ms. Marianne Jackson

September 18, 2003

different from those you now know or believe to exist, but that you nevertheless intend to fully and finally settle all claims released herein.

You further warrant and represent that you have not voluntarily, by operation of law, or otherwise, assigned or transferred to any other person or entity any interest in all or any portion of those matters released by this agreement.

This agreement will be governed by and construed according to the laws of the State of California.

The parties agree that in the event any claim or dispute arises between them based on or relating to the interpretation, performance or breach of this agreement, whether in tort, contract or otherwise, we shall attempt to resolve such claim or dispute first on an amicable basis through good faith discussions. If we are not able to resolve any dispute through good faith discussions within a reasonable period of time given the nature of the claim or dispute (not in any case to exceed 30 days), we hereby agree promptly to submit any such claim or dispute to arbitration under the provisions of Section 12 of the Severance Agreement between you and the Company, dated February 12, 2002.

This agreement, together with the Palm, Inc. Employee Agreement between you and Palm dated February 4, 2002, and the Severance Agreement between you and the Company dated February 12, 2002, constitute the entire understanding and agreement between you and Palm with respect to the subject matter contained herein, and supersede any prior negotiations, agreements and understandings, whether written or oral, with respect thereto, including the letter agreements between you and Palm of August 12, 2002 (the Palm Executive Retention Program), March 27, 2002 (the Palm Senior Executive FY’03 Turnaround Incentive Plan), and January 25, 2002 (your offer of employment).

If any provision of this agreement, or the application thereof, shall for any reason and to any extent be held invalid or unenforceable under any applicable law by an arbitrator or a court of competent jurisdiction, the remainder of this agreement shall be interpreted so as best to reasonably effect the intent of the parties hereto. We further agree to replace any such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other objectives of the invalid or unenforceable provision.

Any waiver, modification or amendment of any provision of this agreement shall be effective only if in writing and signed by the parties hereto.

This Agreement is not assignable by either party, except that Palm may assign it in connection with an acquisition, merger, consolidation or sale of all or substantially all of the assets of the Company. In the event of any such merger or transfer of assets, the surviving corporation or the transferee of Palm’s assets shall be bound by and shall have the benefit of the provisions of this agreement, and Palm shall take all actions necessary to insure that any such corporation or transferee is bound by the provisions of this agreement.

Ms. Marianne Jackson

September 18, 2003

If the provisions of this letter accurately set forth our understanding, please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me.

Sincerely,

/s/ TODD BRADLEY
Todd Bradley

I UNDERSTAND THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT I AM GIVING UP ANY LEGAL CLAIMS I HAVE OR MAY HAVE AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. I ALSO UNDERSTAND THAT I MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT I MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER SIGNING IT BY WRITTEN NOTICE TO PALM, AND THAT IT WILL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. I HEREBY ACKNOWLEDGE THAT I AM SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN THIS LETTER, WHICH EXCEED THOSE TO WHICH I WOULD HAVE OTHERWISE BEEN ENTITLED.

ACKNOWLEDGED AND AGREED:

/s/ MARIANNE JACKSON
Marianne Jackson

Date: September 23, 2003